UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*


                 Specialized Health Products International, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   8747461100
                                 (CUSIP Number)


             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
|X| Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 8747461100

--------------------------------------------------------------------------------
    1 Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).
                V. Mark Peterson
--------------------------------------------------------------------------------
    2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
    3 SEC Use Only

--------------------------------------------------------------------------------
    4 Citizenship of Place of Organization
                United States

--------------------------------------------------------------------------------
                          5     Sole Voting Power
                                    599,124
                        --------------------------------------------------------
  Number of Shares        6     Shared Voting Power
  Beneficially Owned                 2,728,580*
  by Each Reporting
  Person With           -------------- ---- ------------------------------------
                          7     Sole Dispositive Power
                                  599,124
                        --------------------------------------------------------
                          8     Shared Dispositive Power
                                   2,728,580*

--------------------------------------------------------------------------------
    9 Aggregate Amount Beneficially Owned by Each Reporting Person
                3,327,704*

--------------------------------------------------------------------------------
   10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)


--------------------------------------------------------------------------------
   11 Percentage of Class Represented by Amount in Row 9
                15.9%

--------------------------------------------------------------------------------
   12 Type of Reporting Person (See Instructions)
                IN

--------------------------------------------------------------------------------
* 2,213,892 of these shares are also deemed to be beneficially owned by Banyan Investment Company, L.C.

CUSIP No. 8747461100

--------------------------------------------------------------------------------
    1 Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).
           Banyan Investment Company, L.C. 87-0494797
--------------------------------------------------------------------------------
    2 Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
    3 SEC Use Only

--------------------------------------------------------------------------------
    4 Citizenship of Place of Organization
                Utah

--------------------------------------------------------------------------------
                          5 Sole Voting Power


                        --------------------------------------------------------
  Number of Shares        6 Shared Voting Power
  Beneficially Owned           2,213,892*
  by Each Reporting
  Person With           --------------------------------------------------------
                          7 Sole Dispositive Power


                        --------------------------------------------------------
                          8 Shared Dispositive Power
                               2,213,892*

--------------------------------------------------------------------------------
    9 Aggregate Amount Beneficially Owned by Each Reporting Person
                2,213,892*

--------------------------------------------------------------------------------
   10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

--------------------------------------------------------------------------------
   11 Percentage of Class Represented by Amount in Row 9
                11.0%

--------------------------------------------------------------------------------
   12 Type of Reporting Person (See Instructions)
                OO

--------------------------------------------------------------------------------
* These shares are also deemed to be beneficially owned by V. Mark Peterson.

Item 1.

        (a)      Name of Issuer:
                 Specialized Health Products International, Inc.

        (b)      Address of Issuer's Principal Executive Office:
                 585 West 500 South, Bountiful, Utah 84010

Item 2.

        (a)      Name of Person Filing:
                 V. Mark Peterson ("Peterson")
                 Banyan Investment Company, L.C. ("Banyan")

        (b)      Address of Principal Business Office or, if none, Residence:
                 440 East 400 South, Salt Lake City, Utah 84111

        (c)      Citizenship:
                 Peterson is a citizen of the United States
                 Banyan is a Utah limited liability company

        (d)      Title of Class of Securities:
                 Common Stock

        (e)      CUSIP Number:
                 84746110

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13(d)-2(b) or
        (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

        (a)      Amount Beneficially Owned:
                 Peterson - 3,327,704*
                 Banyan - 2,213,892*

        (b)      Percent of Class:
                 Peterson - 15.9%*
                 Banyan - 11.0%*

        (c)      Number of shares as to which such person has:

                (i)      sole power to vote or direct the vote
                         Peterson - 599,124
                         Banyan - 0

                (ii) shared power to vote or to direct the vote Peterson - 2,728,124*
                         Banyan - 2,213,892*

                (iii) sole power to dispose or to direct the disposition of Peterson - 599,124
                         Banyan - 0

                (iv) shared power to dispose or to direct the disposition of Peterson - 2,728,124*
                         Banyan - 2,213,892*

* These figures include 2,213,892 shares that are deemed to be beneficially owned by both Peterson and Banyan.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Peterson acts as a manager of Banyan and, therefore, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held by Banyan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated: November 21, 2002                        /s/ V. Mark Peterson
                                               --------------------------------
                                                V. Mark Peterson
                                                Banyan Investment Company, L.C.



Dated: November 21, 2002                        By /s/ V. Mark Peterson
                                               --------------------------------
                                                V. Mark Peterson, a manager